EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Extends Deadline for Acceptance of its
Exchange Offer

LANSING, Mich., and PHOENIX, Ariz:July 23, 2010: Capitol Bancorp Limited (NYSE: CBC) (the “Corporation”) today announced that it has extended its pending offer to exchange up to 2,908,200 shares of its common stock, no par value per share, for any and all of its outstanding 10.50% trust preferred securities (the “Trust Preferred Securities”) of Capitol Trust XII, a statutory trust formed under the laws of the State of Delaware.  The offer commenced on May 28, 2010.

The exchange offer was previously scheduled to expire at 11:59 p.m., Michigan time, on July 23, 2010, and has been extended until 11:59 p.m., Michigan time, on August 31, 2010, in order to give holders of the Trust Preferred Securities adequate time and opportunity to assess the proposed transaction and if necessary, to complete the appropriate documentation associated with the exchange.  As of the close of business on July 22, 2010, of the 1,454,100 outstanding trust preferred securities of Capitol Trust XII, 86,909 had been tendered.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.  Solicitation of offers to exchange shares of the Trust Preferred Securities will only be made pursuant to the Offering Memorandum distributed by the Corporation.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.1 billion national community banking company, with a network of bank operations in 16 states.  Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan and Phoenix, Arizona.

Forward Looking Statement
Certain statements in this announcement contain forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation

Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.

All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the company or any person acting on the Corporation’s behalf are qualified by the cautionary statements in this press release. The Corporation does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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